
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1997
<PERIOD-END>                                         MAR-31-1997
<CASH>                                               318,451
<SECURITIES>                                         1,319,499
<RECEIVABLES>                                        000
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,293,738
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       23,553,010<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           11,810,988
<TOTAL-LIABILITY-AND-EQUITY>                         23,553,010<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,265,748<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,468,177<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   636,940
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (4,914,046)<F5>
<EPS-PRIMARY>                                        (81.08)
<EPS-DILUTED>                                        000

<F1>Included in Total Assets:  Accounts receivable of $100,572,  tenant security deposits of $30,976, Investments in Local Limited Partnerships of $8,506,576, Mortgagee escrow deposits of $139,547, Operating reserves of $337,353, Replacement reserves of $74,617, Deferred fees, net of $337,219 and Other assets of $94,462. <F2>Included in Total Liabilities and Equity: Mortgage notes payable of $11,271,738, Note payable of $9,800, Accounts Payable to Affiliates of $251,522, Accounts Payable and accrued expenses of $269,009, Accrued interest payable of $38,128, Security deposits payable of $51,413 and minority interest in Local Limited Partnerships of ($149,588). <F3>Total Revenue includes: Rental of $1,093,703, Investment of $112,513 and Other of $59,532. <F4>Included in Other Expenses: Asset Management fees of $272,905, General and Administrative of $203,382, Rental Operations, exclusive of depreciation of $592,266, Property Management fees of $50,797, Write-off of Investment in Local Limited Partnership $812,892, Depreciation of $385,057 and Amortization of $150,878. <F5>Net loss reflects: Equity in losses of Local Limited Partnerships of $3,340,844, minority interest in loss of Local Limited Partnership of $786 and Extraordinary gain on cancellation of indebtedness of $265,381.

